Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, par value US$0.0001 per share, of YXT.COM Group Holding Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: November 13, 2024

Hui Li

By:	/s/ Hui Li

Jump Shot Holdings Limited

By:	/s/ Hui Li
Name:	Hui Li
Title:	Director

Centurium Capital Partners 2018, L.P.

BY: Centurium Capital Partners 2018 GP Ltd. as general partner

By:	/s/ Hui Li
Name:	Hui Li
Title:	Director